Bar Harbor Bankshares
Press Release

For further information contact:                                   FOR IMMEDIATE RELEASE
Joseph M. Murphy
President and CEO
(207) 288-3314

BAR HARBOR BANKSHARES AUTHORIZES STOCK REPURCHASE PROGRAM

Bar Harbor, Maine (August 20, 2008) – Bar Harbor Bankshares (the "Company") (AMEX:BHB) announced today that its Board of Directors has authorized the repurchase of up to 300,000 shares of the Company’s common stock, or approximately 10.2% of the shares currently outstanding.

The new stock repurchase program will become effective as of August 21, 2008 and continue for a period of up to twenty-four consecutive months. Depending on market conditions and other factors, these purchases may be commenced or suspended at any time, or from time to time, without prior notice and may be made in the open market or through privately negotiated transactions.

The new stock repurchase program replaces the Company’s stock repurchase program that had been in place since February 2004, which had authorized the repurchase of up to 310,000 or approximately 10% of the Company’s outstanding shares of common stock. As of August 19, 2008, the date this program was terminated, the Company had repurchased 288,799 shares at a total cost of $8,441,545 and an average price of $29.23 per share.

In making the announcement, Joseph M. Murphy, President and Chief Executive Officer, said, "We believe a new stock repurchase program represents a wise use of capital at this time and is in the best interest of our shareholders. We believe our stock is currently an attractive investment on both a book value and earnings basis." In concluding, Mr. Murphy added, "The Company’s balance sheet and earnings fundamentals are strong and we continue to exceed regulatory requirements for "well capitalized" institutions."

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust. Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with twelve branch office locations serving down east and mid coast Maine.

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This press release contains certain forward-looking statements with respect to the business of the Company for which it claims the protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of words like "expects," "plans," "believes," and other words of similar meaning. Those statements include, but are not limited to, all statements regarding intent, beliefs, expectations, projections, forecasts and plans of the Company and its management, and specifically include statements regarding the Company's stock repurchase program. These forward-looking statements involve numerous risks and uncertainties, including, without limitation: that the stock repurchase program may not result in the purchase of any specific number shares or the repurchase of shares at any particular prices, either because such shares are not available for purchase on terms or at prices deemed desirable by the Company or otherwise. One or more of these factors could affect the Company's business and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore, there can be no assurances that the forward-looking statements included in this press release will prove to be accurate. In light of the uncertainties in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company, or any other persons, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

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